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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[_]  Form 4 Transactions Reported
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1.   Name and Address of Reporting Person*


  Lamendola                         Robert                 J.
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   (Last)                           (First)             (Middle)
  385 WASHINGTON STREET
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                                    (Street)
  ST. PAUL                            MN                  55102-1396
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                        THE ST. PAUL COMPANIES, INC. (SPC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 31, 2002
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*If the form is filled by more than one reporting person,
see Instruction 4(b)(v).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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5.   If Amendment, Date of Original (Month/Day/Year)
________________________________________________________________________________

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

Title if applicable:  EVP, Global Specialty Practice
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                            5.
                                                                                            Amount of     6.
                                                            4.                              Securities    Owner-
                                                            Securities Acquired (A)         Beneficially  ship
                                   2a.         3.           or Disposed of (D)              Owned         Form:     7.
                                   Deemed      Transaction  (Instr. 3, 4 and 5)             at End        Direct    Nature of
                       2.          Execution   Code         ------------------------------  of Issuer's   (D) or    Indirect
1.                     Transaction Date, if    (Instr. 8)                   (A)             Fiscal Year   Indirect  Beneficial
Title of Security      Date        any         ------------   Amount        or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)             (mm/yy)     (mm/dd/yy)                               (D)             and 4)        (Instr.4) (Instr. 4)
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
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Common Stock                                                                                50,600         D
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Common Stock           12/31/02                     J         489            A               3,215.68      I         By SP Plan
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Equity Units                                                                                   500         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
           2.                                                                                            Deriv-    of
           Conver-                            5.                              7.                         ative     Deriv-   11.
           sion                               Number of                       Title and Amount           Secur-    ative    Nature
           or                                 Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-          3A.         4.      Securities    Date              Securities        Price    Bene-     ity:     In-
           cise   3.      Deemed      Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price  Trans-  Execution   action  or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of     action  Date, if    Code    of(D)         (Month/Day/Year)            Amount  ative    Following In-      ficial
Title of   Deriv- Date    any(Month/  (Instr. (Instr. 3,    ----------------            or      Secur-   Reported  direct   Owner-
Derivative ative  (Month/ Day/Year)   8)      4 and 5)       Date     Expira-           Number  ity      Tran(s)   (I)      ship
Security   Secur- Day/    ------     --------                Exer-    tion              of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3) ity    Year)                        (A)   (D)     cisable  Date     Title    Shares  5)       4)        4)       4)
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
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===================================================================================================================================

Explanation of Responses:


                               By:  /s/ Robert J. Lamendola                   021403
                                    ---------------------                     ---------------
                                      **Signature of Reporting Person         Date


__________________________
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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